Exhibit 10.26

February 3, 2004

SILICON GRAPHICS, INC.

SILICON GRAPHICS FEDERAL, INC.

1600 Amphitheatre Parkway

Mountain View, California 94043

Attn:  Jean Furter, Vice President and Treasurer

Re:          Amended and Restated Loan and Security Agreement

Dear Jean:

Reference is made to that certain Amended and Restated Loan and Security Agreement, dated as of September 20, 2002 (as amended, restated, supplemented, or modified from time to time, the “Loan Agreement”), entered into among Silicon Graphics, Inc., a Delaware corporation (“Parent”), Silicon Graphics Federal, Inc., a Delaware corporation (together with Parent, “Borrowers”), the Lender’s signatory thereto (the “Lenders”), and Wells Fargo Foothill, Inc., a California corporation (formerly known as Foothill Capital Corporation), as the arranger and administrative agent for the Lenders (“Agent”).  Capitalized terms, which are used herein but not defined herein, shall have the meanings ascribed to them in the Loan Agreement.

Borrowers have requested that (a) the Loan Agreement be amended to increase the Maximum Revolver Amount and the minimum restricted cash collateral covenant level, and (b) Agent waive non-compliance by Borrowers with the minimum unrestricted cash covenant.

Subject to the satisfaction of the terms and conditions set forth in this letter agreement, Agent is willing to grant the amendment and waiver requested by Borrowers as described in the preceding sentence.

NOW, THEREFORE, Agent and Borrowers hereby agree to the following:

1.             Section 1.1 of the Loan Agreement is hereby amended by amending and restating the following definition in its entirety:

“‘Maximum Revolver Amount’ means $50,500,000 effective as of December 12, 2003, provided, however, that the Maximum Revolver Amount shall be reduced by Agent to $50,000,000 if (x) upon Administrative Borrower’s written request to Agent the amount set forth in Section 7.20(d)(ii) shall be concurrently reduced to $10,000,000, and (y) Agent have given its prior written consent.”

2.             Section 2.12(a)(ii)  of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

“(ii)         the Letter of Credit Usage would exceed an amount equal to the Maximum Revolver Amount, or”

3.             Section 7.20(d) of the Loan Agreement is hereby deleted in its entirety and replaced by the following:

“Minimum Cash Held By Agent.  At all times during the term of this Agreement, cash of Parent and its Subsidiaries, determined on a consolidated basis, which cash will be held by Agent in an interest bearing account maintained by Agent, in an amount equal to the greater of (i) the amount by which the Obligations exceed the Borrowing Base and (ii) $15,000,000; provided, however, that upon Administrative Borrower’s written request to Agent the amount set forth in this clause (ii) may be reduced to $10,000,000, provided, however, further that (x) the Maximum Revolver Amount shall be concurrently reduced to $50,000,000, and (y) Agent shall have given its prior written consent.”

4.             Agent grants to Borrowers a limited one-time waiver of Section 6.2 of the Loan Agreement with respect only to the weeks commencing November 30, 2003 and December 7, 2003.  Borrowers represent that the reports made by Borrowers to Agent pertaining to compliance with Section 7.20(b) of the Loan Agreement for those two weeks contained erroneous information; Agent’s reliance on the information contained in those reports precipitated an Event of Default which is being waived hereby.  This waiver is not a waiver of any subsequent Default or Event of Default of the same provisions of the Loan Agreement, nor is it a waiver of any other current or future Default or Event of Default.  Agent is not obligated to provide this or any other waiver of its default rights.

5.             The satisfaction of each of the following shall constitute conditions precedent to the effectiveness of this letter agreement and each and every provision hereof:

a.             The representations and warranties in the Loan Agreement and the other Loan Documents shall be true and correct in all respects on and as of the date hereof, as though made on such date (except to the extent that such representations and warranties relate solely to an earlier date);

b.             No Event of Default shall have occurred between the date hereof and the date of the effectiveness of this letter agreement; and

c.             No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the consummation of the transactions contemplated herein shall have been issued and remain in force by any Governmental Authority against any Borrower or Agent.

6.             This letter agreement constitutes an amendment to the Loan Agreement.  Except as expressly set forth herein, the Loan Documents shall remain in full force and effect.

7.             Borrowers agree that all of Agent’s attorneys’ fees and costs in drafting and negotiating this letter agreement are part of the Lender Group Expenses and are payable on demand.

8.             This letter agreement may be executed in any number of counterparts and by different parties on separate counterparts.  Each of such counterparts shall be deemed to be an original, and all of such counterparts, taken together, shall constitute but one and the same agreement.  Delivery of an executed counterpart of this letter agreement by telefacsimile shall be equally effective as delivery of a manually executed counterpart.

Please indicate your agreement with the foregoing by signing in the space provided below and returning the same to the undersigned.

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent

		By:	/s/ Thomas P. Shughrue
		Name:	Thomas P. Shughrue
		Title:	Vice President

Acknowledged and Agreed:

SILICON GRAPHICS, INC.,
a Delaware corporation

By:	/s/ Jean Furter
Name:	JEAN FURTER
Title:	VP TREASURER

SILICON GRAPHICS FEDERAL, INC.,
a Delaware corporation

By:	/s/ [ILLEGIBLE]
Name:	[ILLEGIBLE]
Title:	VICE PRESIDENT